UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A
(Amendment No. 2)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
PepsiAmericas, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	13-6167838 (IRS Employer Identification No.)
4000 RBC Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
(Address, including zip code, of principal executive office)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐
Securities Act registration statement file number to which this form relates:                      (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note
     PepsiAmericas, Inc. (the “Company”) hereby amends Items 1 and 2 of its registration statement on Form 8-A, as filed with the Securities and Exchange Commission (the “SEC”) on May 20, 1999, and amended on August 18, 2000, as follows:
Item 1. Description of Registrant’s Securities to be Registered.
     Item 1 of the Form 8-A, as amended, is amended and supplemented by adding the following:
     On May 7, 2009, the Company and Wells Fargo Bank, N.A., as successor rights agent, entered into Amendment No. 2 (“Amendment No. 2”) to the rights agreement, dated as of May 20, 1999 (the “Rights Agreement”), as amended on August 18, 2000 (“Amendment No. 1”), by and between the Company, formerly known as Whitman Corporation, and First Chicago Trust Company of New York, as rights agent.
     Amendment No. 2 extends the “Final Expiration Date,” as defined in the Rights Agreement, of the Company’s preferred stock purchase rights issued under the Rights Agreement from May 20, 2009 to May 20, 2010. No other changes were made to the Rights Agreement.
     The Rights Agreement is filed as Exhibit 4 to the Company’s registration statement on Form 8-A, filed with the SEC on May 20, 1999, and is incorporated herein by reference. Amendment No. 1 to the Rights Agreement is filed as Exhibit 4.4 to the Company’s registration statement on Form S-4 filed with the SEC on September 22, 2000, and is incorporated herein by reference. Amendment No. 2 is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the SEC on May 7, 2009, and is incorporated herein by reference. The foregoing description of the Rights Agreement, Amendment No. 1 and Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to such exhibits.
Item 2. Exhibits.
     Item 2 of the Form 8-A, as amended, is hereby amended and supplemented by adding the following:
4.3	Appointment of Successor Rights Agent, dated as of September 9, 2002 (incorporated by reference to the Company’s Annual Report on Form 10-K (File No. (001-15019) filed on March 28, 2003).

4.4	Amendment No. 2 to Rights Agreement, dated as of May 7, 2009, by and between PepsiAmericas, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K (File 001-15019) filed on May 7, 2009).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PepsiAmericas, Inc.
Date: May 7, 2009	By:	/s/ Robert C. Pohlad
Robert C. Pohlad
Chairman of the Board and Chief Executive Officer